Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on Supplementary Information

To the Board of Directors and Shareholders of CM Finance Inc

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of CM Finance, LLC and subsidiary (the “Company”), including the consolidated schedules of investments, as of June 30, 2013 and 2012, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year ended June 30, 2013 and for the period from March 7, 2012 (commencement of operations) to June 30, 2012, and have issued an unqualified opinion thereon dated September 4, 2013 (included elsewhere in the Registration Statement and related Prospectus). The senior securities table is presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

New York, New York

November 15, 2013